Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES DEPARTURE OF CFO BRAD SINGER

Jean Bua, EVP, Finance and Corporate Controller to Assume CFO Responsibilities in Interim

Boston, Massachusetts – June 11, 2008: American Tower Corporation (NYSE: AMT) today announced that its Chief Financial Officer, Brad Singer, has decided to leave the Company to pursue an opportunity as Chief Financial Officer of Discovery Communications, LLC. Mr. Singer joined American Tower in September 2000 and has served as its Chief Financial Officer and Treasurer since December 2001. His last day as Chief Financial Officer is anticipated to be June 30, 2008.

Jean Bua, Executive Vice President, Finance and Corporate Controller, will serve as interim Chief Financial Officer upon the departure of Mr. Singer. Ms. Bua will report directly to Jim Taiclet, American Tower’s Chief Executive Officer. The Company will be initiating a selection process that will consider both internal and external candidates to succeed Mr. Singer as Chief Financial Officer.

Jim Taiclet said, “On behalf of all of us at American Tower, I want to thank Brad for his tremendous contributions during his more than seven years at the Company. Brad played an integral role as part of our senior leadership team and in developing and implementing our operational and financial strategy, and his efforts have helped establish the strong position that our Company enjoys today. On behalf of everyone at American Tower, I wish Brad every success in the future.”

Commenting on his time with the Company, Mr. Singer said, “I have enjoyed my years at American Tower, and I believe that this is the appropriate time to begin the next stage of my professional career. American Tower has great employees, outstanding assets and has the strategy in place to capitalize on them. I am gratified with what we have achieved together, and I believe that American Tower’s strategic and financial position and talented leadership team will enable the Company to continue to succeed as a leader in the telecommunications industry.”

Ms. Bua joined American Tower in August 2005 as Senior Vice President, Finance and Corporate Controller, and in February 2007, was named Executive Vice President, Finance and Corporate Controller. Prior to joining American Tower, Ms. Bua spent nine years with Iron Mountain, Inc., a global records management and data protection services company, where she most recently served as Senior Vice President, Chief Accounting Officer and Worldwide Controller.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 23,000 sites in the United States, Mexico and Brazil. For more information about American Tower, please visit www.americantower.com

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